SUB-ITEM 77M
                                    MERGERS

                        AIM INVESTMENT SECURITIES FUNDS

On February 6, 2003, the Boards of Directors/Trustees of AIM International Funds, Inc. ("AIFI") and AIM Investment Securities Funds ("AIS") approved an Agreement and Plan of Reorganization (the "Agreement"). On June 4, 2003, at a Special Meeting for Shareholders of AIM Global Income Fund ("Global Income"), an investment portfolio of AIFI, shareholders approved the Agreement that provided for the combination of Global Income with AIM Income Fund ("Income"), an investment portfolio of AIS, (the "Reorganization"). Pursuant to the Agreement on June 23, 2003, all of the assets of Global Income were transferred to Income. Income assumed all of the liabilities of Global Income and AIS issued Class A shares of Income to Global Income's Class A shareholders, Class B shares of Income to Global Income's Class B shareholders, and Class C shares of Income to Global Income's Class C shareholders. The value of each Global Income shareholder's account with Income immediately after the Reorganization was the same as the value of such shareholder's account with Global Income immediately prior to the Reorganization. The Reorganization was structured as a tax-free transaction. No initial sales charge was imposed in connection with the Reorganization.

Also on February 6, 2003, the Boards of Trustees of AIM Investment Funds ("AIF") and AIM Investment Securities Funds ("AIS") approved an Agreement and Plan of Reorganization (the "Agreement"). On June 4, 2003, at a Special Meeting for Shareholders of AIM Strategic Income Fund ("Strategic Income"), an investment portfolio of AIF, shareholders approved the Agreement that provided for the combination of Strategic Income with AIM Income Fund ("Income"), an investment portfolio of AIS, (the "Reorganization"). Pursuant to the Agreement on June 23, 2003, all of the assets of Strategic Income were transferred to Income. Income assumed all of the liabilities of Strategic Income and AIS issued Class A shares of Income to Strategic Income's Class A shareholders, Class B shares of Income to Strategic Income's Class B shareholders, and Class C shares of Income to Strategic Income's Class C shareholders. The value of each Strategic Income shareholder's account with Income immediately after the Reorganization was the same as the value of such shareholder's account with Strategic Income immediately prior to the Reorganization. The Reorganization was structured as a tax-free transaction. No initial sales charge was imposed in connection with the Reorganization.

For a more detailed discussion on the mergers, please see the attached proxy statements (attached hereto as Attachment A).